Exhibit 99.3

FORM OF CHARTER OF THE NOMINATING AND CORPORATE GOVERNANCE
COMMITTEE OF THE BOARD OF DIRECTORS OF

T1V, INC.

Adopted: [__], 2022

I.	Authority and Purpose

The Nominating and Corporate Governance Committee (“Committee”) of the Board of Directors (“Board”) of T1V, Inc., a Delaware corporation (the “Company”), is appointed by the Board to carry out the responsibilities delegated by the Board relating to the Company’s director nominations process and procedures, developing and maintaining the Company’s corporate governance policies and any related matters required by the federal securities laws. The Committee shall undertake those specific duties and responsibilities listed below and such other duties as the Board may from time to time prescribe. All powers of the Committee are subject to the restrictions designated in the Company’s bylaws and by applicable law, each as amended and/or restated from time to time.

II.	Membership

A. The Committee shall consist of three (3) or more directors serving on the Board. A majority of the members of the Committee shall be “independent” as defined under the rules of the U.S. Securities and Exchange Commission, the NASDAQ Stock Market or any other securities exchange on which any of the Company’s securities are listed.

B. The members of the Committee shall be appointed by the Board from time to time. The members of the Committee shall serve for such term or terms as the Board may determine or until earlier resignation, death or other termination of service on the Board. The Board may remove any member from the Committee at any time with or without cause. If removing or disqualifying a member or members of the Committee would cause the Committee to have fewer than three (3) members, then the Board must, at the same time, appoint enough additional members to the Committee so that the Committee will have at least three (3) members.

III.	Duties, Authority and Responsibilities

The Committee shall have the following authority and responsibilities:

A. To determine the qualifications, qualities, skills, and other expertise required to be a director and to develop, and recommend to the Board for its approval, criteria to be considered in selecting nominees for director, which criteria shall include diversity on the Board (the “Director Criteria”).

B. To identify and screen individuals qualified to become members of the Board, consistent with the Director Criteria. The Committee shall consider any nominations of director candidates validly made by Company stockholders in accordance with applicable laws, rules and regulations and the provisions of the Company’s charter documents.

C. To select and approve the nominees for director to be submitted to a stockholder vote at each annual meeting of stockholders, including, without limitation, reviewing and evaluating the performance of incumbent directors whose term of office is scheduled to expire at the next annual meeting of shareholders.

D. To review the structure and duties of the Board’s committees (including monitoring the functions and operations of all Board committees) and to make recommendations to the Board as to which directors should serve on such committees.

E. If a vacancy on the Board and/or any Board committee occurs, to identify and recommend to the Board candidates to fill such vacancy either by election by stockholders or appointment by the Board.

F. To assess actual or potential conflicts of interest regarding Board members, candidates for service on the Board and the Company’s officers and employees, including, without limitation, whether such conflicts would impair the independence of the subject director or director candidate.

G. To assess (in conjunction with the Audit Committee of the Board as required or appropriate) related party transactions involving the Company and any director, officer or employee of the Company.

H. To oversee the annual board evaluation process.

I. To develop and monitor the Board’s succession plans for the Company’s senior executive officers.

J. To oversee the diversity of the members of the Board.

K. To annually review and recommend changes to this Charter for consideration by the full Board.

L. To ensure directors are properly on-boarded through an orientation program.

M. To review and discuss with management the Company’s required or other public disclosure regarding the operations of the Committee and director independence, and to recommend that this disclosure be, included in the Company’s proxy statement or annual report on Form 10-K, as applicable.

N. To monitor compliance with the Company’s Code of Ethics (the “Code”), to investigate any alleged breach or violation of the Code and to enforce the provisions of the Code.

O. To take on any other matters and take on any actions that may, from time to time, be delegated to the Committee by the Board.

IV.	Outside Advisors

The Committee shall have the authority, in its sole discretion, to select, retain and obtain the advice of a director search firm as necessary to assist with the execution of its duties and responsibilities as set forth in this Charter. The Committee shall set the compensation, and oversee the work, of the director search firm. The Committee shall have the authority, in its sole discretion, to retain and obtain the advice and assistance of outside legal counsel and such other advisors as it deems necessary to fulfill its duties and responsibilities under this Charter. The Committee shall set the compensation, and oversee the work, of its outside legal counsel and other advisors. The Committee shall receive appropriate funding from the Company, as determined by the Committee in its capacity as a committee of the Board, for the payment of compensation to its outside consultants, legal counsel and any other advisors.

V.	Structure and Operations

A. The Board shall designate a member of the Committee as the Chairperson. The Committee shall meet at least two (2) times a year, on a bi-annually basis, or more frequently as required, at such times and places as it deems necessary to fulfill its responsibilities. The Committee shall report regularly to the Board regarding its actions and make recommendations to the Board as appropriate. The Committee is governed by the same rules regarding meetings (including meetings in person or by telephone or other similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board.

B. A majority of the membership of the Committee shall constitute a quorum, and all actions of the Committee shall require the affirmative vote of a majority of the membership of the Committee. Committee members shall not simultaneously serve on more than two other public companies.

C. The Committee shall have the authority to conduct or authorize investigations into any matter within the scope of its responsibilities as it shall deem appropriate, including the authority to request any director, officer, employee or advisor of the Company, or other persons whose advice and counsel are sought by the Committee, to meet with the Committee or any advisors engaged by the Committee.

D. The Committee shall review this Charter at least annually and recommend any proposed changes to the Board for approval.

E. The Committee shall maintain minutes of its meetings and records relating to those meetings, will be maintained with the books and records of the Company.

VI.	Delegation of Authority

The Committee shall have the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Committee may deem appropriate in its sole discretion.

VII.	Impact of Charter

This Charter does not change or augment the obligations of the Company, the Board, the Committee or its directors or management under the federal or state securities laws or create new standards for determining whether the Board, the Committee or the Company’s directors or management have fulfilled their duties, including fiduciary duties, under applicable law.

VIII.	Performance Evaluation

The Committee shall annually review and assess the adequacy of this Charter and recommend any proposed changes to the Board for approval. The Committee shall also perform an annual evaluation of its own performance, which shall compare the performance of the Committee with the requirements of this Charter. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate. The report to the Board may take the form of an oral report by the Chair or any other member of the Committee designated by the Committee to make this report.

IX.	Delegation of Duties and Committee Resources

In fulfilling its responsibilities, the Committee shall be entitled to delegate any or all of its responsibilities to a subcommittee of the Committee, to the extent consistent with the Company’s certificate of incorporation, bylaws and applicable law and rules of markets in which the Company’s securities then trade.

The chairperson of the Committee, at the request of any member of the Committee, may request that any officer, employee or advisor of the Company attend a meeting of the Committee or otherwise respond to Committee requests

X.	Disclosure of Charter

This Charter will be made available on the Company’s website.

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